                         SECURITIES PURCHASE AGREEMENT

                                  dated as of

                               December 15, 1997

                                     among

                            AHC I ACQUISITION CORP.

                              AHC I MERGER CORP.

                                      and

                         SCRATCH & SNIFF FUNDING, INC.

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
                                   ARTICLE I
                                  DEFINITIONS

 SECTION 1.01. DEFINITIONS ..............................................  1
 SECTION 1.02. ACCOUNTING TERMS AND DETERMINATIONS ...................... 12

                                   ARTICLE 2
              PURCHASE AND SALE OF SECURITIES; TERMS OF SECURITIES

 SECTION 2.01. COMMITMENT TO PURCHASE . . ............................... 12
 SECTION 2.02. TAKEDOWN PROCEDURE . . ................................... 13
 SECTION 2.03. FEES ........................ ............................ 14
 SECTION 2.04. TERMINATION AND REDUCTION OF COMMITMENT .................. 14
 SECTION 2.05. INTEREST. ....................... ................. . . .. 14
 SECTION 2.06. MATURITY OF NOTES; PREPAYMENT OF NOTES.................... 15
 SECTION 2.07. FEE DUE IN CERTAIN CIRCUMSTANCES ......................... 16

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

 SECTION 3.01. CORPORATE EXISTENCE AND POWER ............................ 16
 SECTION 3.02. AUTHORIZATION, EXECUTION AND ENFORCEABILITY .............. 16
 SECTION 3.03. GOVERNMENTAL AUTHORIZATION . ............................. 17
 SECTION 3.04. CONTRAVENTION ............................. . . . ........ 17
 SECTION 3.05. FINANCIAL INFORMATION .................................... 17
 SECTION 3.06. LITIGATION ................................ .............. 18
 SECTION 3.07. ENVIRONMENTAL MATTERS .................................... 18
 SECTION 3.08. TAXES .................................................... 20
 SECTION 3.09. SUBSIDIARIES .......................... . ......... ...... 20
 SECTION 3.10. NOT AN INVESTMENT COMPANY ................................ 20
 SECTION 3.11. FULL DISCLOSURE . . . . ............................. .... 20
 SECTION 3.12. CAPITALIZATION .............................. . .......... 20
 SECTION 3.13. SOLICITATION; ACCESS TO INFORMATION ...................... 21
 SECTION 3.14. NON-FUNGIBILITY .......................................... 21
 SECTION 3.15. PERMITS .................................................. 21
 SECTION 3.16. REPRESENTATIONS IN OTHER FINANCING DOCUMENTS AND
               IN MATERIAL ACQUISITION DOCUMENTS ........................ 21
 SECTION 3.17. PRIOR ACTIVITIES . . . . . . ............................. 22
 SECTION 3.18. COMPLIANCE WITH ERISA .................................... 22



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                                                                           Page
                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

 SECTION 4.01. Purchase for Investment; Authority; Binding Agreement.......22

                                   ARTICLE 5
                            CONDITIONS PRECEDENT TO
                                    PURCHASE

 SECTION 5.01. Conditions to Purchaser's Obligation at First Takedown .... 23
 SECTION 5.02. Conditions to Purchaser's Obligations at Each Takedown .... 25

                                   ARTICLE 6
                                   COVENANTS

 SECTION 6.01. Information ................................................26
 SECTION 6.02. Payment of Obligations......................................28
 SECTION 6.03. Insurance ..................................................28
 SECTION 6.04. Conduct of Business and Maintenance of Existence ...........28
 SECTION 6.05. Compliance with Laws .......................................29
 SECTION 6.06. Inspection of Property, Books and Records ..................29
 SECTION 6.07. Investment Company Act .....................................29
 SECTION 6.08. Financial Covenants ................................. . . ..29
 SECTION 6.09. Limitation on Debt .........................................30
 SECTION 6.10. Restricted Payments; Voluntary Prepayments .   .   .........30
 SECTION 6.11. Investments ......................................... ......30
 SECTION 6.12. Negative Pledge ............................................31
 SECTION 6.13. Transactions with Affiliates ...............................31
 SECTION 6.14. Consolidations, Mergers and Sales of Assets; Ownership
                of Subsidiaries ...........................................32
 SECTION 6.15. Limitations on Activities by Holdings ......................32
 SECTION 6.16. Use of Proceeds ............................................33
 SECTION 6.17. Restrictions on Certain Amendments .........................33
 SECTION 6.18. Permanent Financing ........................................33
 SECTION 6.19. Appointment of Director ....................................34

                                   ARTICLE 7
                               EVENTS OF DEFAULT

 SECTION 7.01. Events of Default Defined; Acceleration of Maturity;
               Waiver of Default...........................................34


                                      ii


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                                                                           PAGE

                                   ARTICLE 8
                            LIMITATION ON TRANSFERS

 SECTION 8.01. Restrictions on Transfer.................................. 37
 SECTION 8.02. Restrictive Legends ...................................... 37
 SECTION 8.03. Notice of Proposed Transfers.............................. 38

                                   ARTICLE 9
                                 MISCELLANEOUS

 SECTION 9.01. Notices .................................................. 39
 SECTION 9.02. No Waivers; Amendments ................................... 39
 SECTION 9.03. Indemnification .......................................... 40
 SECTION 9.04. Expenses ................................................. 42
 SECTION 9.05. Payment .................................................. 43
 SECTION 9.06. Successors and Assigns ................................... 43
 SECTION 9.07. Brokers .................................................. 43
 SECTION 9.08. New York Law; Submission to Jurisdiction;
               Waiver of Jury Trial ..................................... 43
 SECTION 9.09. Severability ............................................. 44
 SECTION 9.10. Counterparts ............................................. 44

                         SECURITIES PURCHASE AGREEMENT

       AGREEMENT dated as of December 15,1997 among AHC I MERGER CORP., AHC I ACQUISITION CORP. and SCRATCH & SNIFF FUNDING, INC,

       The parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

            SECTION 1.01, Definitions. The following terms, as used herein, have the following meanings:

       "Acquisition" means the acquisition by the Company of all capital stock of Arcade Holdings.

       "Additional Notes" has the meaning set forth in Section 2.05(c).

       "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

       "Agreement" means this Agreement, as amended from time to time in accordance with its terms.

       "APPROVED ACCOUNTANTS" MEANS (i) Coopers & Lybrand LLP, (ii) any other of the so-called "Big Six" accounting firms, or (iii) any other independent certified public accountant of nationally recognized standing reasonably approved by the Purchaser.

       "Arcade" means Arcade Inc., a Tennessee corporation.

       "Arcade Corporate Documents" means the articles of incorporation and bylaws of Arcade and the certificate of incorporation and bylaws of Arcade Holdings.

       "Arcade Holdings" means Arcade Holding Corporation, a Delaware corporation.

       "Asset Sale" means any sale, lease or other disposition (including any such transaction effected by way of merger or consolidation and any consignment arrangement or other similar arrangements) by the Company or any of its Subsidiaries of any asset, including without limitation any sale-leaseback transaction, but excluding (i) dispositions of inventory and used, obsolete, surplus or worn out equipment in the ordinary course of business, (ii) dispositions to the Company or a wholly-owned Subsidiary of the Company (including without limitation any such disposition effected by the Mergers),
(iii) cash payments otherwise permitted under this Agreement; (iv) the sale or discount of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, provided that any disposition not excluded pursuant to clauses (i) through (iv) shall constitute an Asset Sale only if, and solely to the extent that, the Net Cash Proceeds therefrom, together with the Net Cash Proceeds from all other such dispositions effected by the Company and its Subsidiaries after the date hereof, exceed $1,000,000.

       "Assumption" means an instrument of assumption in substantially the form of Exhibit D pursuant to which Arcade Holdings assumes the obligations of the Company under the other Financing Documents.

       "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

       "Business Acquisition" means (i) an Investment by the Company or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Company or any of its Subsidiaries or (ii) an acquisition by the Company or any of its Subsidiaries of the property and assets of any Person (other than the Company or any of its Subsidiaries) that constitute a substantial part of the assets of such Person or of any division or other business unit of such Person.

      "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close,


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


       "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits and certificates of deposit of any domestic commercial bank (including a domestic branch of a foreign bank) which has, or whose obligations are guaranteed by an affiliated commercial bank which has capital and surplus in excess $500,000,000 having maturities of one year or less from the date of acquisition, (iii) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (i) entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper rated at least A-I or the equivalent thereof by Standard & Poor's
Ratings Services or at least P-I or the equivalent thereof by Moody's
Investors Service, Inc., maturing within one year after the date of acquisition, (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above, and (vi) obligations denominated in a currency other than dollars which are of a credit quality and maturity comparable to those referred to in clauses (i) through (iv) above that are customarily used for short-term investment of excess cash in the markets in which the Company and its Subsidiaries operate.

       "Change of Control" means such time as (a) DLJMB and any of its Affiliates that are Initial Investors has sold, transferred or otherwise disposed of, to any Person other than the Initial Investors, any of their Affiliates or any member of the management of the Company an aggregate of more than 25% of the outstanding Common Stock; or (b) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act of 1934, as amended), other than any person or group the majority of whose shares of common stock or other equity interests are beneficially owned by the DLJMB or any of its Affiliates, has become the beneficial owner, by way of merger, consolidation or otherwise, of 25% or more of the voting power of all classes of voting securities of Holdings; or (c) a sale or transfer of all or substantially all of the assets of the Company to any Person or group has been consummated; or (d) Arcade ceases to be a wholly-owned Subsidiary of the Company (other than pursuant to the Mergers); or (e) the company ceases to be a wholly-owned Subsidiary of Holdings (other then pursuant to the Mergers). Notwithstanding the foregoing, in the event that Hoak Communications Partners, L.P. or any of its affiliates shall make an equity investment in Holdings, no transfer or other disposition of shares of Common Stock from DLJMB to Hoak Communications Partners, L.P. or any of its affiliates shall constitute a "Change of Control".

       "Closing" means the Closing as defined in the Purchase Agreement.

       "Commission" means the Securities and Exchange Commission.

       "Commitment" means the obligation of Purchaser to purchase Notes hereunder in an aggregate principal amount not to exceed $125,000,000.

       "Common Stock" means the authorized common stock, par value $.01 per share, of Holdings.

       "Company" means AHC I Merger Corp., a Delaware corporation, and its successors (including, without limitation, Arcade Holdings).

       "Company Corporate Documents" means the certificate of incorporation and bylaws of the Company,

       "Consolidated EBITDA" means, for any period of four consecutive fiscal quarters, consolidated net income of the Company and its Consolidated Subsidiaries for such period plus to the extent deducted in determining such consolidated net income, the aggregate amount of (i) consolidated interest expense, (ii) income tax expense, (iii) depreciation, amortization and other similar non-cash charges, (iv) any severance costs incurred in connection with the Scent Seal acquisition and other severance costs payable to former employees of Arcade and its subsidiaries, (v) stockholder expenses and (vi) extraordinary legal costs, in each case for such period; provided that for any period of four consecutive fiscal quarters ended prior to December 31, 1998, Consolidated EBITDA shall be Consolidated EBITDA for the portion of such period from and including the date of the Closing to and including the last day of such period, annualized on a simple arithmetic basis.

       "Consolidated Debt" means, at any date, the Debt of the Company and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

       "Consolidated Net Worth" means, at any date, the consolidated stockholders' equity of the Company and its Consolidated Subsidiaries determined as of such date.

       "Consolidated Subsidiary" means, at any date with respect to any Person, any Subsidiary or other entity, the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

       "Corporate Documents" means each of the Arcade Corporate Documents, the Company Corporate Documents and the Holdings Corporate Documents.

       "Debt" of any Person means, at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities and accrued operating expenses, in each case incurred in the ordinary course of business) or which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under Financing Leases, (c) all obligations (contingent or otherwise) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (d) all Derivatives
Obligations of such Person, (e) all Guarantee Obligations of such Person in respect of Debt of any other Person and (f) all liabilities of the types described in clauses (a) through (e) above secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof provided, however, that the amount of such Debt of any Person described in this clause (f) shall, for purposes of this Agreement, on any date, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Debt on such date and (ii) the fair market value of the property or asset subject to the relevant Lien on such date, as determined by such Person in good faith.

       "Debt Incurrence" means, after the Closing, any incurrence by Holdings or any of its Subsidiaries of any Debt (including without limitation pursuant to the Permanent Financing), other than Debt permitted under Section 6.09(a) through (c), inclusive, or Section 6.15.

       "Default" means any Event of Default or any event or condition which, with the giving of notice or lapse of time or both, would, unless cured or waived, become an Event of Default.

       "Derivatives Obligations" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

       "DLJMB" means DLJ Merchant Banking II, Inc., and its successors.

       "DLJSC" means Donaldson, Lufkin & Jenrette Securities Corporation, a Delaware corporation, and its successors.

       "dollars" or "$" mean lawful currency of the United States of America.

       "Engagement Letter"- means an engagement letter between Holdings and DUSC pursuant to which Holdings shall engage DUSC as exclusive investment banker for Holdings and its Subsidiaries for a period of five years from the Closing.

       "Environmental Laws" means any and all applicable statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean-up or other remediation thereof.

       "Equity Issuance" means, after the Closing, the issuance of any equity securities by Holdings or any of its Subsidiaries (including without limitation any equity securities issued pursuant to the exercise of stock options or warrants or the Permanent Financing), but excluding equity securities issued to Holdings or any Subsidiary.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

       "ERISA Group" means the Company, Holdings, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, Holdings or any Subsidiary, are treated as a single employer under
Section 414 of the Internal Revenue Code.

       "Escrow Agreement" means that certain Escrow Agreement dated as of December 15 among Holding, the Sellers, Victor J. Barnett and Michael Kluger, as representatives of the Sellers, and The Chase Manhattan Bank, as escrow agent.

       "Event of Default" has the meaning set forth in Section 7.01.

       "Exchange Act" means the Securities Exchange Act of 1934, as amended.

       "Expiration Date" has the meaning set forth in Section 2,01(b).

       "Financing Documents" means this Agreement, the Notes, the Assumption, the Subscription Agreement, the Holdings Notes and the Revolver.


6


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            "Financing Lease" means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with international accounting standards to be capitalized on a balance sheet of the lessee.

            "Guarantee Obligation" means as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the "primary obligations") of any third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

            "Hazardous Materials" means (i) asbestos; (ii) polychlorinated biphenyls; (iii) petroleum, its derivatives, by-products and other hydrocarbons; and (iv) any other toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

            "Hazardous Materials Contamination" means existing contamination of the improvements, buildings, facilities, soil, groundwater, air or other elements on or of the real property owned, operated or leased by the Company or any of its Subsidiaries by Hazardous Materials at concentrations that exceed those allowed by Environmental Laws, or on or of any other property as a result of Hazardous Materials present in concentrations that exceed those allowed by Environmental Laws, generated on, emanating from or disposed of in connection with the relevant property.

          "Holder" means any Holder of any Note,

          "Holdings" means AHC I Acquisition Corp., a Delaware corporation, and its successors.

           "Holdings Corporate Documents" means the certificate of incorporation and bylaws of Holdings.

            "Holdings Notes" means unsecured senior notes of Holdings which (i) require no payment of principal and no cash payment of interest prior to June 12, 2000 and (ii) the holders of which will not be entitled to enforce or otherwise exercise remedies with respect thereto prior to June 12, 2000.

            "Holdings Preferred Stock" means the 15% Senior Preferred Stock Due 2012 of Holdings, par value $0.01 per share, the terms of which do not require redemption for cash or dividend payments in cash prior to June 12, 2000.

            "Initial Investors" means the Persons indicated on Schedule I hereto as holders of Common Stock.

            "Interest Payment Date" each March 15, June 15, September 15 and December 15 (or, if any such date is not a Business Day, the next succeeding Business Day), beginning with March 15, 1998.

            "Interest Rate" has the meaning set forth in Section 2.05(b).

            "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

            "Investment" means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit, Guarantee Obligation or otherwise (it being understood that demand deposits do not constitute an investment in a Person).

            "Lien" means, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any


8


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conditional sale or other title retention agreement) and any other arrangement having substantially the same economic effect as any of the foregoing.

            "Majority Holders" means (i) at any time prior to the issuance of the Notes, Purchaser and (ii) at any time thereafter, the holders of voting rights with respect to waivers, amendments and other actions permitted or required to be taken by Holders under the terms of the Notes constituting a majority of such voting rights attributable to the aggregate outstanding amount of Notes at such time.

            "Material Acquisition Documents" means the Purchase Agreement, the Escrow Agreement and the Common Stock Purchase Agreements and the Minority Investors' Stockholders' Agreement (each as defined in the Purchase Agreement) and the Merger Agreements.

            "Material Adverse Effect" means a material adverse affect on the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, taken as a whole.

            "Maturity Date" means December 15, 1998.

            "Mergers" means the merger of the Company with and into Arcade Holdings and the merger of Arcade with and into the Company pursuant to the Merger Agreements.

            "Merger Agreements" means the Certificates of Ownership and Merger filed with the Secretary of State of Delaware and the Articles of Merger and the Plan of Merger filed with the Secretary of State of Tennessee.

            "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the erisa Group during such five year period and (ii) which is covered by Title IV of ERISA.

            "Net Cash Proceeds" means, with respect to any transaction, an amount equal to the cash proceeds received by Holdings or any of its Subsidiaries from or in respect of such transaction (including any cash proceeds received as income or other proceeds of any non-cash proceeds of such transaction), less (i) any expenses (including commissions) reasonably incurred by Holdings or such Subsidiary in respect of such transaction, (ii) the amount of any Debt secured by a

Lien on a related asset and discharged from the proceeds of such transaction and (iii) any taxes paid or payable by Holdings or such Subsidiary with respect to such transaction (as reasonably estimated by the Company's chief financial officer in good faith) and (iv) solely if such transaction is an Asset Sale, any portion of such cash proceeds which Holdings or any of its Subsidiaries determines in good faith should be reserved for post-closing adjustments with respect to such Asset Sale (to the extent Holdings or such Subsidiary delivers to the Holders a certificate as to such determination), it being understood and agreed that on the first date on which all such post-closing adjustments shall have been determined, the amount (if any) by which the reserved amount of cash proceeds with respect to all Asset Sales exceeds actual post-closing adjustments payable by Holdings or any of its Subsidiaries shall constitute "Net Cash Proceeds" on such date.

            "Notes" means the Company's Senior Increasing Rate Notes substantially in the form set forth as Exhibit A hereto, including any Additional Notes.

            "Obligor" means any of the Company and Arcade.

            "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

             "Pemanent Financing" means any Debt Incurrence or Equity Issuance following the date hereof for the purpose of refinancing the Notes.

            "Permits" means all domestic and foreign licenses, permits and approvals required for the full operation of the Company and its Subsidiaries, including provincial, state, federal, city and county permits and approvals.

            "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind.

            "PIK Amount" has the meaning set forth in Section 2.05(c).

            "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

            "Prime Rate" means, for any day, a rate per annum equal to the rate of interest publicly announced by The Bank of New York (or its successor) from time to time in The City of New York as its prime, reference or base rate, it being understood that such rate is one of such bank's base rates and serves as a basis upon which effective rates of interest are calculated for those loans making reference thereto and may not be the lowest of such bank's base rates.

            "Purchase Agreement" means the Stock Purchase Agreement dated as of November 14, 1997 among Holdings, Arcade Holdings and the Sellers party thereto.

            "Purchaser" means Scratch & Sniff Funding, Inc., a Delaware corporation, and its successors.

            "Restricted Payment" means (i) any dividend or other distribution on any shares of the capital stock of the Company or Holdings (except dividends payable solely in shares of capital stock of the same class of the same issuer) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the capital stock of the Company or Holdings or (b) any option, warrant or other right to acquire shares of the capital stock of the Company or Holdings.

            "Revolver" means a revolving credit agreement (i) to be entered into by the Company with a bank reasonably satisfactory to Purchaser or (ii) a revolving credit agreement with Heller Financial, Inc. (or its Affiliate) to be continued by the Company on terms and conditions reasonably satisfactory to the Purchaser.

             "Scent Seal" means Scent Seal, Inc., a California corporation, and its successors.

            "Scent Seal Note" means that certain Conditional Promissory Note and Security Agreement by and between Arcade, Scent Seal and Elaine Trebek-Kares, as in effect on the date hereof.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Sellers" shall mean those parties identified on the signature page of the Purchase Agreement as "Sellers".

            "Subscription Agreement" means the Subscription Agreement dated as of the date hereof between the Purchaser and Holdings, as amended from time to time.


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




            "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

             "Takedown" has the meaning set forth in Section 2.02(a).

             "Transfer" means any disposition of Notes that would constitute a sale thereof under the Securities Act.

            "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

            "U.S. GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

            SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with U,S. GAAP applied on a consistent basis (except for changes concurred in by the Company's independent public accountants).

                                   ARTICLE 2

             PURCHASE AND SALE OF SECURITIES; TERMS OF SECURITIES

            SECTION 2.01. Commitment to Purchase. (a) Subject to the terms and conditions set forth herein and in reliance on the representations and warranties of the Obligors contained herein and in the other Financing Documents, the

Company may at its option issue and sell, and Purchaser agrees to purchase, Notes in an aggregate principal amount not to exceed $125,000,000. The purchase price for the Notes shall be 100% of the principal amount thereof.

             (b) The Commitment will terminate on the earliest of (i) the termination of the Purchase Agreement in accordance with the terms thereof prior to the consummation of the Acquisition, (ii) the delivery by the Company of a notice of termination of Purchaser's Commitment obligation, (iii) the consummation of the Acquisition (if such date occurs prior to the date of the first Takedown), (iv) the date on which Holdings or any of its Subsidiaries commences the marketing of any securities with respect to which DLJSC or any of its Affiliates is not the sole manager or agent or lead underwriter, as the case may be and (v) March 31, 1998 (such earliest date, the "Expiration Date"); provided that if at any time on or after the date hereof an Event of Default shall have occurred and be continuing, Purchaser may at its option terminate the Commitment by notice to the Company, such termination to be effective upon the giving of such notice; and provided further that the Commitment shall automatically terminate, without notice to the Company or any other action on the part of Purchaser, upon the occurrence of any of the events specified in Sections 7.01(e) and 7.01(f) with respect to the Company.

             SECTION 2.02. Takedown Procedure. (a) The Company shall give Purchaser notice not later than 11:00 A.M. (New York City time) two Business Days prior to each proposed purchase and sale of Notes hereunder (each such purchase and sale, a "Takedown"), which notice shall specify the principal amount of Notes to be purchased and sold at such Takedown (which amount shall be a minimum amount of $ 1,000,000 or any larger multiple of $250,000) and the date of such Takedown (which shall be a Business Day). There shall not be more than three Takedowns hereunder.

             (b) On the date of each Takedown, Purchaser shall deliver by wire transfer, to the account number of the Company specified by the Company in writing no later than 2:00 P.M. (New York City time) two Business Days prior to the date of such Takedown, immediately available funds in an amount equal to the aggregate purchase price of the Notes to be purchased by Purchaser hereunder on such date, less the aggregate amount of fees payable by the Company to Purchaser on such date pursuant to Section 2.03 and expenses payable to Purchaser on such date pursuant to SECTION 9.04.

             (c) At each Takedown, against payment as set forth in subsection
(b) of this Section 2.02, the Company shall deliver to Purchaser a single Note representing the aggregate principal amount of Notes to be purchased at such Takedown registered in the name of Purchaser, or, if requested by Purchaser, separate Notes in such other denominations and registered in such name or names as shall be designated by Purchaser by notice to the Company at least two Business Days prior to the date of such Takedown.

             SECTION 2.03. Fees. (a) The Company shall pay Purchaser a commitment fee in the amount of $1,250,000, which fee shall be fully earned upon the execution and delivery of this Agreement by the parties hereto and shall be payable in full in cash on the date of the consummation of the Acquisition (regardless of whether the Takedown has occurred on or prior to such date).

             (b) On the date of each Takedown hereunder, the Issuer shall pay to Purchaser a takedown fee in an amount equal to 2.00% of the aggregate principal amount of the Notes being purchased at such Takedown,

             SECTION 2.04. Termination and Reduction of Commitment. (a) The Commitment shall terminate on the Expiration Date.

             (b) On the date of each Takedown, the Commitment shall be reduced by an amount equal to the aggregate principal amount of the Notes being purchased at such Takedown.

             SECTION 2,05. Interest. (a) Interest on each Note shall be payable quarterly in arrears, on each Interest Payment Date of each year in which such Note remains outstanding, commencing with the first Interest Payment Date after the date of issuance thereof, on the principal sum of such Note outstanding. Interest on each Note shall be calculated at the rates per annurn set forth below, and shall accrue from and including the most recent Interest Payment Date to which interest has been paid on such Note (or if no interest has been paid on such Note, from the date of issuance thereof) to but excluding the date on which payment in full of the principal sum of such Note has been made.

             (b) The interest rate applicable to each Note (the "Interest Rate") shall be a floating rate per annum equal to the greater of (A) 10.00% per annum and (b) the sum of (i) the Prime Rate in effect from time to time plus (ii) 2.25% plus (iii) an additional percentage amount, equal to 1.00% from and including the Interest Payment Date falling on June 12, 1998 and increasing by 0.50% effective on each Interest Payment Date thereafter until the principal amount of such Note is paid in full; provided that in no event shall such interest rate exceed the lesser of (x) 17.00% per annum and (y) the maximum rate permitted by applicable law. Interest on each Note will be calculated on the basis of a 365-day year and paid for the actual number of days elapsed.

             (c) If and to the extent that the amount of interest payable on any Interest Payment Date is greater than the amount of interest on the Notes which would have been payable on such Interest Payment Date if the Interest Rate in effect at all times during the three-month period then ended had been 15.00% per annum (the amount of such excess being hereinafter referred to as the "PIK Amount" for such period), then the Company may, at its option, in lieu of payment of the PIK Amount of interest in cash, pay interest on such Interest Payment Date through the issuance of additional Notes ("Additional Notes"). Such Additional Notes issued on any Interest Payment Date shall, subject to the remaining provisions of this subsection (c), be in an aggregate principal amount equal to the PIK Amount for such Interest Payment Date, shall otherwise be identical to the outstanding Notes and shall be issued to the Holders of the Notes at the time outstanding in proportions such that each Holder shall receive the same ratio of cash interest to Additional Notes on such Interest Payment Date. Such Additional Notes shall be issued only in denominations of $1,000 and multiples thereof. Any interest otherwise payable in Additional Notes which cannot be so paid because an Additional Note would have a denomination less than $ 1,000 (or not be a multiple hereof) shall be paid in cash.

            SECTION 2.06. Maturity of Notes; Prepayment of Notes. (a) The Notes shall mature on the Maturity Date.

             (b) The Company at its option may, upon three (3) Business Days' written notice to the Holders, at any time, prepay all or any part of the principal amount of the Notes at a redemption price equal to 100.00% of the principal amount of the Notes so prepaid together with accrued and unpaid interest to the date of prepayment; provided that if after giving effect to any such prepayment any Notes remain outstanding, the aggregate outstanding principal amount thereof shall be not less than $1,000,000.

             (c) The Company shall, within five days of receipt by Holdings or any of its Subsidiaries of the Net Cash Proceeds of any Asset Sale, Debt Incurrence or Equity Issuance, prepay a principal amount of the Notes equal to the amount of such Net Cash Proceeds (less any amounts not required to be paid as a result of the requirement in subsection (d) of this Section 2.06 that all such prepayments be made in multiples of $1,000), at a redemption price equal to 100.00% of the principal amount of the notes so prepaid together with accrued and unpaid interest to the date of prepayment.

             (d) Any prepayment of the Notes pursuant to Section 2.06(b) shall be in a minimum amount of at least $1,000,000, unless less than $ 1,000,000 of the Notes remain outstanding, in which case all of the Notes must be prepaid. Any prepayment of the Notes pursuant to Section 2.06(c) shall be in a minimum amount which is a multiple of $1,000 times the number of Holders at the time of such prepayment.

             (e) Any partial prepayment shall be made so that the Notes then held by each Holder shall be prepaid in a principal amount which shall bear the same ratio, as nearly as may be, to the total principal amount being prepaid as the principal amount of such Notes held by such Holder shall bear to the aggregate principal amount of all Notes then outstanding. In the event of a partial prepayment, upon presentation of any Note the Company shall execute and deliver to or on the order of the Holder, at the expense of the Company, a new
Note in principal amount equal to the remaining outstanding portion of such Note.

             SECTION 2.07. Fee Due in Certain Circumstances. If the Company at any time or from time to time repays, prepays or otherwise redeems any Notes in whole or in part, whether at its option or as required by the terms of the Financing Documents and whether before, on or after the Maturity Date, with or in anticipation of funds raised directly or indirectly by any means other than a transaction in which DLJSC has acted as the sole agent or the lead underwriter, the Company shall pay to the Purchaser a fee equal to 3.00% of par plus accrued interest of the Notes so repaid, prepaid or redeemed.

                                   ARTICLE 3

                              REPRESENTATIONS AND
                                  WARRANTIES

             Each of the Company and Holdings represents and warrants to Purchaser (both before and after giving effect to the Acquisition and the Mergers) as set forth below:

             SECTION 3.01. Corporate Existence and Power. Each Obligor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted after the Acquisition.

             SECTION 3.02. Authorization, Execution and Enforceability, The execution, delivery and performance by each Obligor of the Financing Documents and Material Acquisition Documents to which it is a party and the issuance of the Notes by the Company have been duly and validly authorized and are within its corporate powers. Each of the Financing Documents (other than the Notes) and Material Acquisition Documents has been duly executed and delivered by each Obligor party thereto and constitutes its valid and binding agreement, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and equitable principles of general applicability. When executed and delivered by the Company in accordance with the terms hereof. the Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and equitable principles of general applicability.

             SECTION 3.03. Governmental Authorization. The execution and delivery by the Obligors of each of the Financing Documents and Material Acquisition Documents to which it is a party did not and will not, the issuance and sale of the Notes by the Company will not, and the consummation of the transactions contemplated hereby and thereby will not, require any action by or in respect of, or filing with, any governmental body, agency or governmental official except (i) as specified in Sections 3.9 and 4.3 of the Purchase Agreement and the filing of the Merger Agreements and (ii) other actions and filings which, if not taken or made, would not reasonably be expected to affect in any manner the validity or enforceability of the Financing Documents or the Material Acquisition Documents.

             SECTION 3.04. Contravention. The execution and delivery by the Obligors of the Financing Documents and the Material Acquisition Documents did not and will not, the issuance and sale of the Notes by the Company will not, and the consummation of the transactions contemplated hereby and thereby will not, contravene or constitute a default under or violation of any provision of
(i) applicable law or regulation, (ii) the Corporate Documents, (iii) any agreement under which Debt may be incurred, (iv) any material agreement (other than any agreement described in clause (iii), or (v) any judgment, injunction, order, decree or other instrument binding upon it or any of its assets, or result in the creation or imposition of any Lien on any asset of Holdings or any of its Subsidiaries.

SECTION 3.05. Financial Information.

             (A) The consolidated balance sheets of the Company and its Consolidated Subsidiaries as of June 30, 1995, June 30, 1996 and June 30, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each fiscal year then ended, reported on by Coopers & Lybrand LLP, fairly present, in conformity with U.S., GAAP, the consolidated financial position of the Company and its Consolidated Subsidiaries as of each such date and their consolidated results of operations, changes in stockholders' equity and cash flows for each such period.

            (b) The unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of September 30, 1997 and the related unaudited consolidated statements of operations and cash flows for the three months then ended, fairly present, in conformity with U.S., GAAP (except as set forth on Schedule 3,05(b)), applied on a basis consistent with the financial statements referred to in Section 3.05(a), the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for the three months then ended (subject to normal year-end adjustments).

             (c) There has occurred no material adverse change, or development that could reasonably be expected to result in a material adverse change, in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and its Subsidiaries since September 30, 1997.

             SECTION 3.06. Litigation. Except as set forth on Schedule 3.06, there is no action, suit or proceeding pending or, to the knowledge of the Company and Holdings threatened against any Obligor or any of their respective Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could have a Material Adverse Effect or which challenges the validity of any Financing Document or of the Acquisition.

            SECTION 3.07. Environmental Matters. Except as provided on Schedule 3.07:

             (a) Except to the extent the following would not result in a Material Adverse Effect, (i) other than generation in compliance with all applicable Environmental Laws, no Hazar dous Materials are located on any properties now or previously owned, leased or operated by the Company or any of its Subsidiaries or have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any of such properties,
(ii) no portion of any such property is being used, or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials (other than processing or handling incidental to the generation of Hazardous Materials in compliance with all applicable Environmental Laws), nor (iii) is any such property now or previously owned, leased or operated by the Company or any of its Subsidiaries affected by any Hazardous Materials Contamination.

             (b) Except to the extent the following would not result in a Material Adverse Effect, no asbestos or asbestos-containing materials are present on any of the properties now or previously owned, leased or operated by the Company or any of its Subsidiaries.


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




             (c) Except to the extent the following would not result in a Material Adverse Effect, no polychlorinated biphenyls are located on or in any properties now or previously owned, leased or operated by the Company or any of its Subsidiaries, in the form of electrical transformers, fluorescent light fixtures with ballasts, cooling oils or any other device or form.

             (d) Except to the extent the following would not result in a Material Adverse Effect, no underground storage tanks are located on any properties now or previously owned, leased or operated by the Company or any of its Subsidiaries, or were located on any such property and subsequently removed or filled.

             (e) Except as to the extent the following (or the matters referred to in any of the following) would not result in a Material Adverse Effect, no notice, notification, demand, request for information, complaint, citation, summons, investigation, administrative order, consent order and agreement, litigation or settlement with respect to Hazardous Materials or Hazardous Materials Contamination is in existence or, to the Company's knowledge, proposed, threatened or anticipated with respect to or in connection with the operation of any properties now or previously owned, leased or operated by the Company or any of its Subsidiaries. Except as to the extent the following would not result in a Material Adverse Effect, all such properties and their existing and prior uses comply and at all times have complied with any applicable Environmental Laws and there is no condition on any of such properties which is in violation of any applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any communication from or on behalf of any governmental authority that any such condition exists which has not been resolved.

             (f) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned, leased or operated by the Company or any of its subsidiaries which has not been delivered to the Lenders at least five days prior to the date hereof.

             (g) For purposes of this Section 3.07, the terms "Company" and "Subsidiary" shall include any business or business entity (including a corporation) which is, in whole or in part, a predecessor of the Company or any Subsidiary,

             SECTION 3.08. Taxes. All income tax returns and all other material tax returns which are required to be filed by or on behalf of the Company and its Subsidiaries have been filed and all taxes shown as due on such returns have been paid or adequate reserves have been established on the books of the Company. The charges, accruals and reserves on the books of the Company and in respect of taxes or other governmental charges have been established in accordance with U.S. GAAP.

             SECTION 3.09. Subsidiaries. Other than those listed on Schedule 3.09, the Company has no Subsidiaries.

            SECTION 3.10. Not an Investment Company. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

             SECTION 3.11. Full Disclosure. The information heretofore furnished by the Company or Holdings to Purchaser for purposes of or in connection with the Financing Documents or any transaction contemplated hereby does not, and all such information hereafter furnished by the Company or Holdings to Purchaser will not (in each case taken together and on the date as of which such information is furnished), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they are made, not misleading. The Company and Holdings have disclosed to Purchaser any and all facts which materially and adversely affect or may affect (to the extent the Company and Holdings can now reasonably foresee), the business, operations or financial condition of the Company or the ability of the Company to perform its obligations under the Financing Documents or to complete the Permanent Financing,

             SECTION 3.12. Capitalization. (a) At the date of the first Takedown and after giving effect to the Acquisition and the Mergers, the capitalization of Holdings will be as set forth on Schedule 3.12(a). All of the issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable and free and clear of any Lien or other right or claim and the holders thereof are not entitled to any preemptive or other similar rights,

             (b) At the date of the first Takedown and after giving effect to the Acquisition and the Mergers, the capitalization of the Company will be as set forth on Schedule 3.12(b). All of the issued and outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and free and clear of any Lien or other right or claim and the holder thereof is not entitled to any preemptive or other similar rights, There are no subscriptions, options, warrants, rights, convertible securities, exchangeable securities or other agreements or commitments of any character pursuant to which the Company is required to issue any shares of its capital stock,

             SECTION 3,13. Solicitation; Access to Information. No form of general solicitation or general advertising was used by the Company or, to the best of its knowledge, any other Person acting on behalf of the Company, in connection with the offer and sale of the Notes. Neither the Company nor any Person acting on behalf of the Company has, either directly or indirectly, sold or offered for sale to any Person any of the Notes or any other similar security of the Company except as contemplated by this Agreement, and the Company represents that neither the Company nor any person acting on its behalf other than Purchaser and its Affiliates will sell or offer for sale to any Person any such security to, or solicit any offers to buy any such security from, or otherwise approach or negotiate in respect thereof with, any Person or Persons so as thereby to bring the issuance or sale of any of the Notes within the provisions of Section 5 of the Securities Act.

             SECTION 3.14. Non-fungibility. When the Notes are issued and delivered pursuant to this Agreement, the Notes will not be of the same class (within the meaning of Rule 144A under the Securities Act) as securities which are (i) listed on a national securities exchange registered under Section 6 of the Exchange Act or (ii) quoted in a U,S.
automated inter-dealer quotation system.

             SECTION 3.15. Permits. Except to the extent any of the following would not reasonably be expected to result in a Material Adverse Effect: (a) the Company and its Subsidiaries have all Permits as are reasonably necessary for the conduct of their respective businesses as it has been carried on; (b) all such Permits are in full force and effect, and each of the Company and its Subsidiaries has fulfilled and performed all material obligations with respect to such Permits; (c) no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination by the issuer thereof or which results in any other impairment of the rights of the holder of any such Permit; and (d) each of the Company and its Subsidiaries has no reason to believe that any governmental body or agency is considering limiting, suspending or revoking any such Permit.

             SECTION 3.16. Representations in Other Financing Documents and in Material Acquisition Documents. (a) Each of the representations and warranties of any Obligor set forth in any of the other Financing Documents is true and correct in all material respects as of each date on which such representations and warranties are made or deemed made.

             (b) Each of the representations and warranties set forth in any of the Material Acquisition Documents is true and correct in all material respects as of each date on which such representations and warranties are made or deemed made.

             SECTION 3.17. Prior Activities. Holdings has not engaged in any activities or incurred any liabilities other than in connection with its incorporation and the Material Acquisition Documents, and the transactions contemplated thereby,

             SECTION 3.18. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under
Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

            SECTION 4.01. Purchase for Investment; Authority; Binding Agreement. Purchaser represents and warrants to the Company that:

             (a) Purchaser is an Accredited Investor within the meaning of Rule 501 (a) under the securities Act and the Notes to be acquired by it pursuant to this Agreement are being acquired for its own account and Purchaser will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of the Notes unless pursuant to a transaction either registered under, or exempt from registration under, the Securities Act;

             (b) the execution, delivery and performance of this Agreement and the purchase of the Notes pursuant hereto are within Purchaser's corporate powers and have been duly and validly authorized by all requisite corporate action;

            (c) this Agreement has been duly executed and delivered by Purchaser;

             (d) this Agreement constitutes a valid and binding agreement of Purchaser enforceable in accordance with its terms; and

             (e) Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Notes and Purchaser is capable of bearing the economic risks of such investment.

                                   ARTICLE 5

                       CONDITIONS PRECEDENT TO PURCHASE

             SECTION 5.01. Conditions to Purchaser's Obligation at First Takedown. The obligation of Purchaser to purchase the Notes to be issued and sold by the Company at the first Takedown hereunder is subject to the satisfaction of the following conditions contemporaneously with such Takedown:

              (a) (i) Each of the conditions to the parties' obligations under the Material Acquisition Documents shall have been satisfied or, with the prior written consent of Purchaser, waived, (ii) the Acquisition and the Mergers shall have been completed on the terms set forth in the Material Acquisition Documents and (iii) the aggregate amount of funds required by the Company with respect to the Acquisition (including without limitation for the payment of fees, commissions and expenses) shall not exceed $204,000,000.

              (b) Each of the Material Acquisition Documents, the Financing Documents and the corporate documents shall be in full force and effect and no term or condition thereof shall have been amended, waived or otherwise modified without the prior written consent of Purchaser.

              (c) Holdings shall have received (i) aggregate cash proceeds of not less than $30,000,000 from the issuance and sale to DLJMB of the Holdings Notes, (ii) aggregate cash proceeds of not less than $45,000,000 from the issuance and sale to the Initial Investors of the Holdings Preferred Stock and (iii) aggregate cash proceeds of not less than $1,000,000 from the issuance and sale to the Initial Investors and management of the Company and existing stockholders of the Company of Common Stock,

               (d) Purchaser shall have received the financial statements referred to in Section 3.05 hereof.

               (e) Purchaser shall have received evidence reasonably satisfactory to it that all governmental, shareholder and third party consents and approvals reasonably necessary in connection with the Acquisition and the other transactions contemplated by the Financing Documents and by the Material Acquisition Documents (including without limitation any Hart-Scott-Rodino filings) have been received and all applicable waiting periods shall have expired without any action being taken by any competent authority that could restrain, prevent or impose any materially adverse conditions on the Acquisition or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the judgment of Purchaser could have any such effect,

               (f) There shall exist no action, suit, investigation, litigation or proceeding pending or overtly threatened in any court or before any arbitrator or any governmental instrumentality that purports to affect any Financing Document, any Material Acquisition Document or the Acquisition or any of the other transactions contemplated thereby or hereby, which, if adversely determined, could reasonably be expected to have a material adverse effect on any Financing Document, and Material Acquisition Document or the Acquisition or any of the other transactions contemplated thereby or hereby.

               (g) Purchaser shall have received evidence reasonably satisfactory to it that on the date of the Takedown, and after giving effect to the Acquisition and the Mergers, there shall be no outstanding Debt of Holdings or any of its Subsidiaries except the Notes, the Holdings Notes, and the Scent Seal Note, and no agreement providing for the incurrence of Debt in the future other than the Permanent Financing and the Revolver.

               (h) Purchaser shall have received evidence satisfactory to it that on the date of the Takedown, and after giving effect to the Acquisition and the Merger, there shall be no outstanding preferred stock of Holdings or its Subsidiaries except the Holdings Preferred Stock.

              (i) Purchaser shall have received opinions, dated on or prior to the date of the Takedown, of (i) Weil, Gotshal & Manges LLP, special counsel for the Company and Holdings, substantially in the form of Exhibit B hereto, and (ii) Davis Polk & Wardwell, special counsel for the Purchaser, substantially in the form of Exhibit C.

            (j) Holdings and DLJSC shall have executed the Engagement Letter.

            (k) All fees and expenses due and payable to Purchaser or DLJSC hereunder, under the Engagement Letter or otherwise in connection with the transactions contemplated hereby, shall have been paid in full.

            (1) There shall have occurred no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and its Subsidiaries, taken as a whole, since September 30, 1997.

            (m) There shall not have occurred any disruption or adverse change in the financial or capital markets generally which could reasonably be expected to materially adversely affect the purchase of the Notes or the refinancing thereof,

            SECTION 5.02. Conditions to Purchaser's Obligations at Each Takedown. The obligation of Purchaser to purchase the Notes to be issued and sold by the Company at each Takedown hereunder is subject to the satisfaction of the following conditions contemporaneously with such Takedown:

              (a) Purchaser shall have received the Notes to be issued at such Takedown, duly executed by the Company in the denominations and registered in the names specified in or pursuant to Section 2.02(c).

              (b) The representations and warranties of the Obligors contained in the Financing Documents and the representations and warranties set forth in the Material Acquisition Documents shall each be true and correct in all material respects on and as of the date of such Takedown as if made on and as of such time, except to the extent such representation and warranties specifically relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and each of the Company and Holdings shall have performed and complied with all covenants and agreements required by the Financing Documents to be performed by it or complied with by it at or prior to such Takedown.

              (c) There shall not exist any Default.

              (d) Solely if such Takedown is the first Takedown and the Scent Seal Note shall remain outstanding immediately after such Takedown and the application of the proceeds of the Notes purchased pursuant thereto, the aggregate principal amount of the Notes being purchased at such Takedown shall not exceed $125,000,000 minus the outstanding principal amount of the Scent Seal Note immediately prior to such Takedown and accrued and unpaid interest thereon,

                                   ARTICLE 6

                                   COVENANTS

            The Company (and, in the case of Sections 6.10, 6.13, 6.15, 6.17,
6.18 and 6.19, Holdings) agree that, from and after the date of the Takedown and so long as any Notes remain outstanding and unpaid or any other amount is owing to Purchaser or the Holders hereunder, and for the benefit of Purchaser and the Holders:

            SECTION 6,01. Information. The Company will deliver to Purchaser:

            (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows and stockholders' equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Approved Accountants;

            (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows and stockholders' equity for such quarter and for the portion of the Company's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company's previous fiscal year, all certified (subject to footnote presentation and normal year-end adjustments) as to fairness of presentation, U.S. GAAP and consistency by a responsible financial officer of the Company;

              (c) as soon as available and in any event within 30 days after the end of each month of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries and the related consolidated statements of income for such month and for the portion of the fiscal year ended at the end of such month and of cash flows for the portion of the fiscal year ended at the end of such month;

              (d) simultaneously with the delivery of each set of financial statements referred to in clauses (a), (b) and (c) above, a certificate of a responsible financial officer or the chief accounting officer of the Company
(i) setting forth in reasonable detail the calculations (if any) required to establish whether the Company was in compliance with the requirements of Sections 6.08 through 6.12, inclusive, on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

              (e) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (d) above;

              (f) within five days after any officer of the Company obtains knowledge of a Default, a certificate of a responsible officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

              (g) promptly upon the filing thereof, copies of all applications, registration statements or reports which Holdings or any of its Subsidiaries shall have filed with the Commission or any national stock exchange;

              (h) promptly following the commencement thereof, notice and a description in reasonable detail of any litigation or proceeding to which Holdings or any of its Subsidiaries is a party in which the amount involved is $1,000,000 or more;

              (i) promptly following the occurrence thereof, notice and a description in reasonable detail of any material adverse change in the business, operations, property, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole;

              (j) from time to time such additional information regarding the financial position or business of Holdings and its Subsidiaries as Purchaser may reasonably request; and

              (k) within 30 days after the initial Takedown, a consolidating pro forma balance sheet of Holdings as of September 30, 1997, giving effect to the Acquisition and the Merger and the other transactions contemplated by the Financing Documents and the Material Acquisition Documents and reflecting estimated accounting adjustments in connection therewith, prepared by the Approved Accountants.

              SECTION 6.02. Payment of Obligations. The Company will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

              SECTION 6.03. Insurance. The Company shall, and shall cause each of its Subsidiaries to, keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including (i) public liability insurance against claims for personal injury or death or property damage occurring upon, in, about in connection with the use of any properties owned, occupied or controlled by it and (ii) business interruption insurance; and maintain such other insurance as may be required by law,

              SECTION 6.04. Conduct of Business and Maintenance of Existence. The Company will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Company and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except that (i) the Company may discontinue any immaterial line of business of the Company and its Subsidiaries if the Board of Directors of the Company determines that such discontinuation is in the best interests of the Company and not disadvantageous to the holder of any Note and (ii) nothing in this Section 6.04 shall prohibit the merger or consolidation of any wholly-owned Subsidiary of the Company with or into any other wholly-owned Subsidiary of the Company (including, without limitation, the Mergers).

             SECTION 6.05. Compliance with Laws. (a) The Company will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and the rules and regulations thereunder).

             (b) The Company will take all actions to ensure that the obligations of the Company under the Financing Documents are at all times valid, binding and enforceable against the Company in accordance with their terms under all applicable laws.

             SECTION 6.06. Inspection of Property, Books and Records. The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of Purchaser at the expense of the Company, upon reasonable prior notice, to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective executive officers and independent public accountants at such reasonable times and as often as may reasonably be desired; provided, however, the Purchaser shall notify the Company prior to any contact with such independent public accountants and give the Company the opportunity to participate in such discussions.

             SECTION 6.07. Investment Company Act. The Company will not be or become an open-end investment trust, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act of 1940, as amended.

            SECTION 6.08. Financial Covenants. (a) At any date on or after March 31, 1998 (i) Consolidated Net Worth at such date plus (ii) the aggregate amount (if any) by which Consolidated Net Worth has been reduced as a result of purchase price adjustments related to the Acquisition on or prior to such date will not be less than $70,000,000,

             (b) At any date on or after March 31, 1998, the ratio of (i) Consolidated Debt at such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date shall not exceed 6.50:1.00.

            SECTION 6.09. Limitation on Debt. Neither the Company nor any Subsidiary will create, incur, assume or suffer to exist any Debt, except:

             (a) Debt of the Company evidenced by the Notes;

             (b) Debt under the Revolver; provided that the aggregate outstanding principal amount of such Debt shall at no time exceed $20,000,000;

            (c) Debt owing to the Company or a Subsidiary;

            (d) Debt of Scent Seal evidenced by the Scent Seal Note; and

            (e) other Debt the terms and conditions of which shall have been approved by the Majority Holders and the Net Cash Proceeds of which are applied in accordance with Section 2.06.

             SECTION 6. 10. Restricted Payments; Voluntary Prepayments. (a) Neither Holdings nor any Subsidiary of Holdings will declare or make any Restricted Payment other than payments to repurchase Common Stock owned by any employee of the Company or any of its Subsidiaries in connection with such employee's termination of employment or as permitted or contemplated under any shareholders agreement; provided that the aggregate amount of such payments shall not exceed $1,000,000 multiplied by the number of the next succeeding anniversary of the date of the Takedown.

             (b) Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, optionally redeem, retire, purchase, acquire, defease or otherwise make any cash payment in respect of the Holdings Notes.

             SECTION 6.11. Investments. The Company will not, and will not permit any of its Subsidiaries to, make or acquire any Investment in any Person other than (i) Investments in existence on the date hereof and consisting of the capital stock of direct or indirect wholly-owned Subsidiaries, (ii) Investments in Cash

Equivalents, (iii) Investments in the form of loans and advances to Persons which are wholly-owned Subsidiaries on the date hereof, (iv) loans and advances to employees of the Company and its Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) not to exceed $1,000,000 at any one time outstanding, (v) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and (vi) Investments made after the date hereof in Persons which are direct or indirect wholly-owned Subsidiaries immediately after such Investment is made; provided that the consideration paid by the Company for any such Investments consists solely of Common Stock. Without limiting the generality of the foregoing, Holdings will not make, or permit any of its Subsidiaries to make, any Business Acquisition other than (i) the Acquisition and (ii) any Business Acquisition by the Company with respect to which the consideration paid consists solely of Common Stock.

             SECTION 6.12. Negative Pledge. (a) The Company will not create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

             (a) existing Liens (other than Liens described in clause (b) below) to be terminated not later than the date of the first Takedown;

             (b) (i) Liens in existence on the date hereof on assets subject to such Liens on the date hereof securing the Scent Seal Note or (ii) Liens securing Debt and other obligations incurred under the Revolver;

             (c) other Liens approved by the Majority Holders securing Debt permitted by Section 6.09(e); and

             (d) Liens arising in the ordinary course of its business which (i) do not secure Debt, (ii) do not secure any obligation in an amount exceeding $1,000,000 and (iii) do not in the aggregate materially detract from the value of the assets of the Company and its Subsidiaries, taken as a whole, or materially impair the use thereof in the operation of its business; and

             (e) Liens in cash collateral not exceeding $600,000 securing certain operating lease obligations in existence on the date hereof.

             SECTION 6.13, Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate, except on terms to the Company or such Subsidiary no less favorable than terms that could be obtained by the Company or such Subsidiary from a Person that is not an Affiliate, as determined, in the case of any transaction with a value of $500,000 or more, in good faith by the Board of Directors of the Company; provided that no determination of the Board of Directors shall be required with respect to any such transactions entered into in the ordinary course of business or in connection with the execution or performance of the Company's obligations under the Engagement Letter; and provided further that this Section shall not apply to any transaction with Purchaser or any of its Affiliates.

             SECTION 6.14. Consolidations, Mergers and Sales of Assets; Ownership of Subsidiaries. (a) Neither the Company nor any of its Subsidiaries will consolidate or merge with or into any other Person; provided that any wholly-owned Subsidiary of the Company may merge or consolidate with or into any other wholly-owned Subsidiary (including without limitation pursuant to the Mergers). The Company will not, and will not permit its Subsidiaries to, sell, lease or otherwise transfer, directly or indirectly, any substantial part of the assets of the Company and its Subsidiaries, taken as a whole, to any other Person.

             (b) The Company will at all times continue to own, directly or indirectly, 100% of the capital stock of each Person which is a wholly-owned Subsidiary of the Company on the date hereof.

             SECTION 6.15. Limitations on Activities by Holdings. Holdings will not, directly or indirectly, engage in any business or conduct any activity other than the making and holding of its Investment in the Company and activities necessary to perform its obligations under the Financing Documents and the Material Acquisition Documents to which it is a party or reasonably incidental thereto. Without limiting the generality of the foregoing, Holdings will not (i) incur or suffer to exist any Debt, other than Debt under the Holdings Notes and other Debt of Holdings incurred to repurchase Common Stock held by any employees of the Company or any of its Subsidiaries, in an aggregate principal amount not to exceed at any date $1,000,000 multiplied by the number of the next succeeding anniversary of the date of the Takedown, (ii) incur or suffer to exist any Lien on any of its assets or (iii) consolidate or merge with or into any other Person. Holdings shall preserve, renew and keep in full force and effect its corporate existence and any rights, privileges and franchises necessary or desirable in the conduct of its business, and shall comply in all material respects with all material applicable laws, ordinances, rules, regulations, and requirements of governmental authorities, provided that Holdings may terminate any such right, privilege or franchise (other than its corporate existence) if its board of directors in good faith determines that such termination is in the best interests of Holdings and not materially disadvantageous to the Holders.

            SECTION 6.16. Use of Proceeds. The proceeds from the issuance and sale of the Notes by the Company pursuant to this Agreement at the first Takedown shall be used to pay the purchase price of the Acquisition and related fees and expenses and may also be used to refinance in full the Scent Seal Note. The proceeds from the issuance and sale of the Notes by the Company pursuant to this Agreement at any Takedown other than the first Takedown shall be used solely to refinance in full the Scent Seal Note and to pay purchase price adjustments to be paid to the Sellers under the Acquisition Documents,

            SECTION 6.17. Restrictions on Certain Amendments. (a) Neither the Company nor Holdings will amend or waive, or suffer to be amended or waived, any Corporate Document, any Financing Document (other than the Revolver) or any Material Acquisition Document from the respective forms thereof delivered to Purchaser pursuant to Section 5.01 without the prior written consent of Purchaser.

            (b) The Company will not agree to any amendment or other modification of the Revolver the effect of which would be to impose any additional restriction on the Permanent Financing.

            SECTION 6.18. Permanent Financing. (a) Holdings will, and will cause its Subsidiaries to, take all actions which, in the reasonable judgment of DLJSC, are necessary or desirable to obtain Permanent Financing as soon as practicable through (x) bank financing on terms usual and customary for similar financings and/or (y) through issuance of securities at such interest rates and other terms as are, in the reasonable opinion of DLJSC, prevailing for new issues of securities of comparable size and credit rating in the capital markets at the time such Permanent Financing is consummated and obtained in comparable transactions made on an arm's-length basis between unaffiliated parties; provided that, if in the reasonable judgment of DLJSC, equity securities of Holdings need to be provided for the consummation of Permanent Financing on the terms set forth above, the terms of the Permanent Financing shall provide for the issuance of such equity securities (which may include warrants to purchase such equity securities). The respective amounts to be financed through bank financing or through the issuance of securities shall be as determined by the Company, but shall be in an amount at least sufficient to repay or redeem the Notes in full in accordance with their terms. The Company hereby covenants and agrees that the proceeds from the Permanent Financing shall be used to the extent required to redeem in full the Notes in accordance with their terms.

             (b) Holdings covenants that it will, and will cause its Subsidiaries to, enter into such agreements as in the reasonable judgment of DLJSC are customary in connection with the Permanent Financing, make such filings under the Securities Act, the Exchange Act, the Trust Indenture Act of 1939, as amended, and state securities laws as in the reasonable judgment of DLJSC shall be required to permit consummation of the Permanent Financing and take such steps as in the reasonable judgment of DLJSC are necessary or desirable to cause such filings to become effective or in the reasonable judgment of DLJSC are otherwise required to consummate the Permanent Financing.

             SECTION 6.19. Appointment of Director. If an Event of Default shall have occurred and be continuing the Company and Holdings shall provide Purchaser with the right to appoint in its sole discretion one additional director to the Board of Directors of each of the Company and Holdings, which additional director shall serve as such only for so long as an Event of Default shall continue; provided that such right shall terminate at such time as Purchaser is no longer the holder of at least 50% of the aggregate outstanding principal amount of the Notes.

                                   ARTICLE 7

                               EVENTS OF DEFAULT

             SECTION 7.0 1. Events of Default Defined; Acceleration of Maturity; Waiver of Default. In case one or more of the following (each, an "Event of Default"), whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body, shall have occurred and be continuing:

             (a) default in the payment of all or any part of the principal or premium, if any, on any of the Notes as and when the same shall become due and payable either at maturity, upon any redemption, by declaration or otherwise; or

             (b) default in the payment of any installment of interest upon any of the Notes or any fees payable under this Agreement or any amount payable under Section 2.07 as and when the same shall become due and payable, and continuance of such default for a period of five days; or

             (c) failure on the part of the Company or Holdings duly to observe or perform any of the covenants contained in Sections 6.07 through 6.20 of the Agreement; or

             (d) failure on the part of the Company or Holdings duly to observe or perform any other of the covenants or agreements contained in the Financing Documents, if such failure shall continue for a period of 30 days after the date on which written notice thereof shall have been given to the Company at the option of any holder of a Note; or

             (e) Holdings or any of its Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect in any jurisdiction or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

             (f) an involuntary case or other proceeding shall be commenced against Holdings or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against Holdings or any of its Subsidiaries under the bankruptcy laws as now OR hereafter in effect in any jurisdiction; or

             (g) there shall be a default in respect of any Debt of Holdings or any of its Subsidiaries whether such Debt now exists or shall hereafter be created (excluding the Notes but including Debt owing to the Company or a Subsidiary) if such default results in acceleration of the maturity of such Debt or enables the holder of such Debt to accelerate the maturity thereof (without giving effect to any waiver or amendment of the terms of such Debt which might otherwise eliminate such default); or Holdings or any of its Subsidiaries shall fail to pay at maturity any such Debt whether such Debt now exists or shall hereafter be created; or

              (h) final judgments for the payment of money which in the aggregate at any one time exceed $1,000,000 (not paid or covered by insurance or indemnification agreements with respect to which the relevant insurer or indemnify party, as the case may be, has acknowledged coverage) shall be rendered against Holdings or any of its Subsidiaries by a court of competent jurisdiction and shall remain undischarged for a period (during which execution shall not be effectively stayed) of 60 days after such judgment becomes final; or

              (i) any representation, warranty, certification or statement made or deemed made by Holdings or any of its Subsidiaries in any Financing Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with any Financing Document shall prove to have been untrue in any material respect when made or deemed made; or

            (j) a Change of Control has occurred; or

            (k) or any of the Financing Documents shall for any reason fail to constitute the valid and binding agreement of any Obligor party thereto (other than pursuant to the cessation of the existence of such Obligor pursuant to a transaction permitted under Section 6.14 of this Agreement), or any Obligor shall so assert in writing; or

            (1) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $250,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $1,000,000;

then, and in each and every such case (other than under clauses (e) and (f) with respect to the Company), unless the principal of all the Notes shall have already become due and payable, the Majority Holders (or, if at such time Purchaser no longer holds least 50% of the aggregate outstanding principal amount of the Notes, Holders of at least 33 1/3% of the aggregate outstanding principal amount of the Notes), by notice in writing to the Company, may declare the entire principal amount of the Notes together with accrued and unpaid interest thereon to be, and upon the Company's receipt of such notice the entire principal amount of the Notes together with accrued and unpaid interest thereon shall become, immediately due and payable. If an Event of Default specified in clauses (e) or (f) with respect to the Company occurs, the principal of and accrued and unpaid interest on the Notes will be immediately due and payable without any declaration or other act on the part of the Holders.

                                   ARTICLE 8

                            LIMITATION ON TRANSFERS

            SECTION 8.01. Restrictions on Transfer. From and after the date of the Takedown and their respective dates of issuance, in the case of Additional Notes, none of the Notes shall be transferable except upon the conditions specified in Sections 8.02 and 8.03, which conditions are intended to ensure compliance with the provisions of the Securities Act in respect of the Transfer of any of such Notes or any interest therein. Purchaser will cause any proposed transferee of any Notes (or any interest therein) held by it to agree to take and hold such Notes (or any interest therein) subject to the provisions and upon the conditions specified in this Section 8.01 and in Sections 8.02 and 8.03

            SECTION 8.02. Restrictive Legends. (a) Each Note issued to Purchaser or to a subsequent transferee shall (unless otherwise permitted by the provisions of Section 8.02(b) or Section 8.03) include a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE AND THEN ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON

TRANSFER SET FORTH IN THE SECURITIES PURCHASE AGREEMENT DATED AS OF DECEMBER 15,1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER OF THIS SECURITY AT ITS PRINCIPAL EXECUTIVE OFFICE.

             (b) Any Holders of Notes registered pursuant to the Securities Act and qualified under applicable state securities laws may exchange such Notes on transfer for new securities that shall not bear the legend set forth in paragraph (a) of this Section 8.02.

             SECTION 8.03. Notice of Proposed Transfers. (a) Five Business Days prior to any proposed Transfer (other than Transfers of Notes (i) registered under the Securities Act, (ii) to an Affiliate of DLJSC or a general partnership in which DLJSC or an Affiliate of DLJSC is one of the general partners or (iii) to be made in reliance on Rule 144A under the Securities Act) of any Notes, the holder thereof shall give written notice to the Company of such holder's intention to effect such Transfer, setting forth the manner and circumstances of the proposed Transfer, and shall be accompanied by (i) an opinion of counsel reasonably satisfactory to the Company addressed to the Issuer to the effect that the proposed Transfer of such Notes may be effected without registration under the Securities Act, (ii) such representation letters in form and substance reasonably satisfactory to the Company to ensure compliance with the provisions of the Securities Act and (iii) such letters in form and substance reasonably satisfactory to the Company from each such transferee stating such transferee's agreement to be bound by the terms of this Agreement. Such proposed Transfer may be effected only if the Company shall have received such notice of transfer, opinion of counsel, representation letters and other letters referred to in the immediately preceding sentence, whereupon the holder of such Notes shall be entitled to Transfer such Notes in accordance with the terms of the notice delivered by the holder to the Company. Each Note transferred as above provided shall bear the legend set forth in
Section 8.02(a) except that such Note shall not bear such legend if the opinion of counsel referred to above is to the further effect that neither such legend nor the restrictions on Transfer in Sections 8.01 through 8.03 are required in order to ensure compliance with the provisions of the Securities Act.

             (b) Five Business Days prior to any proposed Transfer of any Notes to be made in reliance on Rule 144A under the Securities Act ("Rule 144A"), the holder thereof shall give written notice to the Company of such holder's intention to effect such Transfer, setting forth the manner and circumstances of the proposed Transfer and certifying that such Transfer will be made (i) in full compliance with Rule 144A and (ii) to a transferee that (A) such holder reasonably believes to be a "qualified institutional buyer" within the meaning of Rule 144A and (B) is aware that such Transfer will be made in reliance on Rule 144A. Such proposed Transfer may be effected only if the Company shall have received such notice of transfer, whereupon the holder of such Notes shall be entitled to Transfer such Notes in accordance with the terms of the notice delivered by the holder to the Company. Each Note transferred as above provided shall bear the legend set forth in Section 8.02(a).

                                   ARTICLE 9

                                 MISCELLANEOUS

             SECTION 9.01. Notices. All notices, demands and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party at its address set forth on the signature pages hereof, or such other address as such party may hereinafter specify for the purpose. Each such notice, demand or other communication shall be effective (i) if given by telecopy, when such telecopy is received at the telecopy number specified on the signature page hereof, or
(ii) if given by overnight courier, addressed as aforesaid or by any other means, when delivered at the address specified in this Section.

             SECTION 9.02. No Waivers; Amendments. (a) No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise.

             (b) Any provision of this Agreement may be amended, supplemented or waived if, but only if, such amendment, supplement or waiver is in writing and is signed by the Company, Holdings and the Majority Holders; provided, that without the consent of each Holder of any Note affected thereby, an amendment, supplement or waiver may not (a) reduce the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (b) reduce the rate or extend the time for payment of interest on any Note, (c) reduce the principal amount of or extend the stated maturity of any Note or alter the redemption provisions with respect thereto or (d) make any Note payable in money or property other than as stated in the Notes. In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, consent, or waiver as provided in this Agreement or in the Notes, Notes which are owned by the Company or any other obligor on or guarantor of the Notes, or, except for DLJSC and its Subsidiaries (other than DLJMB, the Company and its Subsidiaries) by any Person controlling, controlled by, or under common control with any of the foregoing, shall be disregarded and deemed not to be outstanding for the purpose of any such determination; and provided further that no such amendment, supplement or waiver which affects the rights of Purchaser and its Affiliates otherwise than solely in their capacities as Holders of Notes shall be effective with respect to them without their prior written consent.

            SECTION 9.03. Indemnification. The Company (the "Indemnifying Party") agrees to indemnify and hold harmless Purchaser, its Affiliates, and each Person, if any, who controls Purchaser, or any of its affiliates, within the meaning of the Securities Act or the Exchange Act (a "Controlling Person"), and the respective partners, agents, employees, officers and directors of Purchaser, its Affiliates and any such Controlling Person (each an "Indemnified Party" and collectively, the "Indemnified Parties"), from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation and as incurred, reasonable costs of investigating, preparing or defending any such claim or action, whether or not such Indemnified Party is a party thereto), arising out of, or in connection with any activities contemplated by this Agreement or any other services rendered in connection herewith, including, but not limited to, losses, claims, damages, liabilities or expenses arising out of or based upon any untrue statement or any alleged untrue statement of a material fact or any omission or any alleged omission to state a material fact in any of the disclosure or offering or confidential information documents (the "Disclosure Documents") pertaining to any of the transactions or proposed transactions contemplated herein, including any eventual refinancing or resale of the Notes, provided that the Indemnifying Party will not be responsible for any claims, liabilities, losses, damages or expenses that are determined by final judgment of a court of competent jurisdiction to result from such Indemnified Party's gross negligence, willful misconduct or bad faith. The Indemnifying Party also agrees that Purchaser shall have no liability (except for breach of provisions of this Agreement) for claims, liabilities, damages, losses or expenses, including legal fees, incurred by the Indemnifying Party in connection with this Agreement unless they are determined by final judgment of a court of competent jurisdiction to result from (a) Purchaser's gross negligence, willful misconduct or bad faith,
(b) Purchaser's use of Disclosure Documents not approved by the Indemnifying Party or (c) the failure of Purchaser to furnish to any purchaser of securities any Disclosure

Document furnished to Purchaser by the Indemnifying Party which corrected any untrue statement of a material fact or omission to state a material fact contained in a Disclosure Document previously furnished to such purchaser by Purchaser.

             If any action shall be brought against an Indemnified Party with respect to which indemnity may be sought against the Indemnifying Party under this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party in writing and the Indemnifying Party shall, if requested by such Indemnified Party or if the Indemnifying Party desires to do so, assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party and payment of all reasonable fees and expenses. The failure to so notify the Indemnifying Party shall not affect any obligations the Indemnifying Party may have to such Indemnified Party under this Agreement or otherwise unless the Indemnifying Party is materially adversely affected by such failure. Such Indemnified Party shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless: (i) the Indemnifying Party has failed to assume the defense and employ counsel or (ii) the named parties to any such action (including any impleaded parties) include such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party, provided, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel, in addition to any local counsel, which counsel shall be designated by Purchaser. The Indemnifying Party shall not be liable for any settlement of any such action effected without the written consent of the Indemnifying Party (which shall not be unreasonably withheld) and the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Party from and against any loss or liability by reasons of settlement of any action effected with the consent of the Indemnifying Party. In addition, the Indemnifying Party will not, without the prior written consent of Purchaser, settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes an express unconditional release of Purchaser and the other Indemnified Parties, reasonably satisfactory in form and substance to Purchaser, from all liability arising out of such action, claim, suit or proceeding.

             If for any reason the foregoing indemnity is unavailable (otherwise than pursuant to the express terms of such indemnity) to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then in lieu of indemnifying the Indemnified Party, the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such claims, liabilities, losses, damages, or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party on the one hand and by Purchaser on the other from the transactions contemplated by this Agreement or (ii) if the allocation provided by clause (i) is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and Purchaser on the other, but also the relative fault of the Indemnifying Party and Purchaser as well as any other relevant equitable considerations. Notwithstanding the provisions of this
Section 9.03, the aggregate contribution of all Indemnified Parties shall not exceed the amount of fees actually received by Purchaser pursuant to this Agreement. It is hereby further agreed that the relative benefits to the Indemnifying Party on the one hand and Purchaser on the other with respect to the transactions contemplated hereby shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or the omission or alleged omission to state a material fact related to information supplied by the Indemnifying Party or by Purchaser and the party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

             The indemnification, contribution and expense reimbursement obligations set forth in this Section 9.03 (i) shall be in addition to any liability the Indemnifying Party may have to any Indemnified Party at common law or otherwise, (ii) shall survive the termination of this Agreement and the payment in full of the Notes and (iii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Purchaser or any other Indemnified Party.

            SECTION 9.04. Expenses, The Company agrees to pay all out-of-pocket costs, expenses and other payments in connection with the purchase and sale of the Notes as contemplated by this Agreement including without limitation (i) reasonable fees and disbursements of special counsel and any local counsel for Purchaser incurred in connection with the preparation of this Agreement, (ii) all reasonable out-of-pocket expenses of Purchaser, including reasonable fees and disbursements of counsel, in connection with any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (iii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by Purchaser and each holder of Notes, including reasonable fees and disbursements of a single counsel for all Holders (which counsel shall be selected by Purchaser if Purchaser is a holder of Notes when such Event of Default occurs), in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

            SECTION 9.05. Payment. The Company agrees that, so long as Purchaser shall own any Notes purchased by it from the Company hereunder, the Company will make payments to Purchaser of all amounts due thereon by wire transfer by 1:00 P.M. (New York City time) on the date of payment to such account as is specified beneath Purchaser's name on the signature page hereof or to such other account or in such other similar manner as Purchaser may designate to the Company in writing.

            SECTION 9.06. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, Holdings and Purchaser and their respective successors and assigns; provided that the Company may not assign or otherwise transfer its rights or obligations under this Agreement to any other Person without the prior written consent of the Majority Holders. All provisions hereunder purporting to give rights to DLJMB, DLJSC and its Affiliates or to Holders are for the express benefit of such Persons.

            SECTION 9.07. Brokers. The Company represents and warrants that, except FOR DLJSC, it has not employed any broker, finder, financial advisor or investment banker who might be entitled to any brokerage, finder's or other fee or commission in connection with the Acquisition or the sale of the Notes.

            SECTION 9.08. New York Law; Submission to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT

COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            SECTION 9.09. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            SECTION 9.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers, as of the date first above written.



                                         AHC I MERGER CORP.

                                         By /s/ David Wittels
                                           ------------------------
                                           Name: David Wittels
                                           Title: Vice President

                                        Address:c/o DLJ Merchant
                                                Banking Partners II, L.P.
                                                277 Park Avenue
                                                New York, New York
                                                10172
                                               Attention: David Wittels

                                        AHC I ACQUISITION CORP.


                                         By /s/  David Wittels
                                           ------------------------
                                           Name: David Wittels
                                           Title: Vice President

                                        Address:c/o DLJ Merchant
                                                Banking Partners II, L.P.
                                                277 Park Avenue
                                                New York, New York
                                                10172
                                               Attention: David Wittels

                                        SCRATCH & SNIFF FUNDING,
                                         INC.

                                         By /s/ Paul Tompson
                                           ------------------------
                                           Name:
                                           Title:

                                        Address:c/o DLJ Merchant
                                                Banking Partners II, L.P.
                                                277 Park Avenue
                                                New York, New York
                                                10172
                                               Attention: David Wittels

                                                                      EXHIBIT A

                                 FORM OF NOTE

            THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE AND THEN ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH IN THE SECURITIES PURCHASE AGREEMENT DATED AS OF DECEMBER 15,1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER OF THIS SECURITY AT ITS PRINCIPAL EXECUTIVE OFFICE.

No.                                                           $

                              AHC I MERGER CORP.

                          Senior Increasing Rate Note

            AHC I MERGER CORP., a Delaware corporation (together with its successors, the "Company"), for value received hereby promises to pay to Scratch & Sniff Funding, Inc. and registered assigns the principal sum of by
wire transfer of immediately available funds to the Holder's account at such bank in the United States as may be specified in writing by the Holder to the Company, on December 15, 1998 in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on the unpaid principal amount hereof on the dates and at the rate or rates provided for in the Securities Purchase Agreement (as hereinafter defined). Reference is made to the Securities Purchase Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

            This Note is one of a duly authorized issue of Senior Increasing Rate Notes of the Company (the "Notes") referred to in the Securities Purchase

Agreement dated as of December 15, 1997 among the Company, AHC I Acquisition Corp, and Scratch & Sniff Funding, Inc, (as the same may be amended from time to time in accordance with its terms, the "Securities Purchase Agreement").
The Notes are transferable and assignable to one or more purchasers (in minimum denominations of $5,000,000 or larger multiples of $1,000,000), in accordance with the limitations set forth in the Securities Purchase Agreement. The Company agrees to issue from time to time replacement Notes in the form hereof to facilitate such transfers and assignments.

            Scratch & Sniff Funding, Inc., acting solely for this purpose as agent for the Company, shall keep at its principal office a register (the "Register") in which shall be entered the names and addresses of the registered holders of the Notes and particulars of the respective Notes held by them and of all transfers of such Notes. References to the "Holder" or "Holders" shall mean the Person listed in the Register as the payee of any Note. The ownership of the Notes shall be proven by the Register absent manifest error.

            This Note shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State. The parties hereto, including all guarantors or endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice.

            IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:
       -----------------------------------

                                                  AHC I MERGER CORP.

                                                  By:
                                                      ------------------------
                                                      Name:
                                                      Title:


                                       2